Exhibit 4.26

手形貸付借入（変更）申込書
〔利率適用期間通知書〕

株式会社三井住友銀行

申込日　平成27年10月26日

申込人
おところ　〒108-0075 東京都港区港南2-12-23 明産高浜ビル
おなまえ　株式会社ＵＢＩＣ　代表取締役 守本正宏

申込印と同一の場合は省略します
（指定口座お届印）

私は株式会社三井住友銀行に、下記事項を確認のうえ、次の手形貸付による借入（変更）を申し込みます。
借入申込について貴行承諾の場合は、当該金額を私名義の以下の指定口座に入金して下さい。
変更申込については、貴行審査の結果、不承諾となっても異議を申し立てません。
基準金利として市場金利を適用する場合は、利率適用期間の申込を、ここに通知するものとします。

借入申込金額	¥1,800,000,000円		
資金使途	M&A関連		
借入希望日（借入日）	平成27年10月28日	手形期日	平成27年11月27日

内入返済明細	返済周期	返済日	返済回数	1回あたり返済金額
～	ヵ月毎	各　日	回	円
～				円
～				円
～				円
手形期日返済額				1,800,000,000円

利息支払方法	一括先払い			
支払方法※	自動振替	その他（　　）		
指定口座	部店名	預金口座種類	口座番号	口座名
	五反田　支店	普通	7972989	株式会社　UBIC
銀行休業日処理	上記支払日が銀行休業日にあたる場合は、その 翌営業日 に支払います			

基準金利	☐	適用利率　年　　%
	☑ 利率適用期間開始日の２営業日前に、株式会社三井住友銀行が短期金融市場等において利率適用期間につき調達可能な金利	
		スプレッド　0.30　%
	利率適用期間	借入期間内で利率適用期間を分割し、利率更改を行う場合
	開始日：平成27年10月28日 終了日：平成27年11月27日	1．以降　ヵ月毎、各　日に自動更改 2．都度、利率適用期間通知書により通知します

※支払方法を自動振替以外とする場合は，その他欄にご記入ください。　　（裏面につづく）

銀行使用欄

店番号	取扱店名
0653	五反田　支店
貸付口座番号	取組番号
0209010	0001543

最終期日処理予定
☐自動振替
☑依頼人確認

貸付判定結果（諾・否）		
判定日付（　・　・　）		
部店長	課長 与信G長	担当者

検証	検証	担当者	控交付確認	融資印鑑照合	預金口座印鑑照合
	㊟				

手形印紙税額：200,000円
平成27年10月22日　10:29　　株式会社　ＵＢＩＣ　様

手形貸付借入（変更）申込書（2－1）［10年保存　8026　23．12］

Summary Translation of

Bridge Loan Agreement for Acquisition of EvD, Inc.

Lender: Sumitomo Mitsui Banking Corporation.

Borrower: UBIC, Inc.

1.  Purpose of loan agreement.

The purpose to meet the financial requirement arise from the acquisition of EvD, Inc.

2. Amount of loan and term.

Withdrawal	Amount of Loan	Loan Period
Loan Withdrawal	JPY 1,800,000,000	October 28, 2015 to November 27, 2015

3. Interest rate and method of payment.

Interest shall be paid on the 20th day of every month. The interest rate is fixed during the term, and the annual borrowing interest rate formula is as below.

Withdrawal	Amount of Loan	Annual Borrowing Interest Rate Formula
Loan Withdrawal	JPY 1,800,000,000	The institution’s procurement interest rate in short-run market + 0.3%

4. Repayment Date.

The Borrower shall repay all loan proceeds in a lump sum on the maturity date.

5. Prepayment.

The Borrower must obtain the Lender’s written consent if it desires to prepay the loan in advance of its maturity date. There is no prepayment penalty if the Lender accepts the Borrower’s prepayment request.

6.  Liability of breach of contract.

If there is a breach of the terms of the agreement, the Lender has the right, among other actions, to: 1) accelerate the loan (including all fees, costs and interest); 2) unilaterally terminate the agreement; and 3) deduct from the Borrower’s bank accounts opened at the Lender without judicial process, to pay principal, interest and other expenses due pursuant to the agreement.

7.  Loan recall and cross default.

The Lender has the right to recall the loan and implement cross default provisions if the Borrower:

•	provides false documents or fails to disclose material facts; and
•	alters the purpose of the loan without Lender consent.

8.  Non-material terms.

The loan agreement contains terms concerning the following non-material matters, which have been omitted from this summary:

•	Precondition for withdrawal;
•	Account supervision and payment of loan;
•	Repayment of capital and interest;
•	Notice provisions;
•	Law application and jurisdiction;
•	Notarization;
•	Obligations and promises; and
•	Obligation to reveal major transactions.